FEE REDUCTION AGREEMENT
	AGREEMENT effective as of May 1, 2011,
between Eaton Vance Mutual Funds Trust (the "Trust")
on behalf of its series, Eaton Vance Tax-Managed
Equity Asset Allocation Fund (the "Fund"), and Eaton
Vance Management (the "Adviser").
	WHEREAS, the Trust on behalf of the Fund has
entered into an Investment Advisory Agreement
("Advisory Agreement") with the Adviser, which
Advisory Agreement provides that the Adviser shall be
entitled to receive an asset-based fee payable at
specified rates;
WHEREAS, the Adviser has agreed with the Board of
Trustees of the Trust to reduce the advisory fee rates
as described 1 below; and
	WHEREAS, the Adviser and the Trust wish to
memorialize the foregoing in writing;
	NOW, THEREFORE, in consideration of the
mutual covenants and agreements contained herein
and for other good and valuable consideration, receipt
of which is hereby acknowledged, the Trust and the
Adviser hereby agree as follows:
1.Notwithstanding any provisions of the Advisory
Agreement to the contrary, the Adviser will reduce its
advisory fee in accordance with the fee schedule
included as Appendix A.
2.This Agreement only may be terminated or
amended upon the mutual written consent of a Trust
and the Adviser; provided, however, that (i) no
termination of this Agreement shall be effective unless
approved by the majority vote of those Trustees of the
Trust who are not interested persons of the Adviser or
the Trust (the "Independent Trustees") and by the
vote of a majority of the outstanding voting securities
of the Fund; (ii) no amendment of this Agreement shall
be effective unless approved by the majority vote of
the Independent Trustees; and (iii) no amendment of
this Agreement that decreases the fee reductions set
forth herein shall be effective unless approved by the
vote of a majority of the outstanding voting securities
of the Fund.
3.For purposes of this Agreement the term "vote
of a majority of the outstanding voting securities of the
Fund" shall the meaning specified in the Declaration of
Trust of the Fund.
4.This instrument is executed under seal and
shall be governed by Massachusetts law.
IN WITNESS WHEREOF, this Agreement has been
executed as of the date set forth above by a duly
authorized officer of each party.
Eaton Vance Mutual Funds Trust on behalf of Eaton
Vance Tax-Managed Equity Asset Allocation Fund
By:	/s/ Barbara E. Campbell
	Barbara E. Campbell
        Treasurer
Eaton Vance Management
By:	/s/ Maureen A. Gemma
	Maureen A. Gemma
        Vice President
Exhibit A
Daily Net Assets	Annual Asset Based Fee
Up to $500 million	                0.750%
$500 million but less than $1 billion	0.700%
$1 billion but less than $1.5 billion	0.675%
$1.5 billion but less than $2.5 billion	0.650%
$2.5 billion and over	                0.625%